EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Landmark Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-103091 on Form S-8 of Landmark Bancorp, Inc. of our report dated March 17, 2011, relating to the consolidated balance sheets of Landmark Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Landmark Bancorp, Inc.

/s/ KPMG LLP

Kansas City, Missouri
March 17, 2011